Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders

Grupo Vasconia, S.A.B.

We consent to the incorporation by reference in the registration statements No. 333-105382, 333-146017, 333-162734, 333-186208 and 333-208961 on Forms S-8 and in the registration statement No. 333-137575 on Form S-3 of Lifetime Brands, Inc., of our report dated March 11, 2016, with respect to the consolidated statements of financial position of Grupo Vasconia, S.A.B. and subsidiaries (the “Company”) as of December 31, 2015 and 2014, and the related consolidated statements of comprehensive income, cash flows and changes in stockholders’ equity for the years then ended not included herein, which report appears in the Amendment No. 1 to the December 31, 2015 annual report on Form 10-K of Lifetime Brands, Inc.

Our report dated March 11, 2016 contains an explanatory paragraph that states that International Financial Reporting Standards as issued by the IASB vary in certain significant respects from generally accepted accounting principles in the United States of America. Information relating to the nature and effect of such differences is presented in note 21 to the consolidated financial statements of the Company.

KPMG Cárdenas Dosal, S.C.

/s/ Erick G. Aguilar
Erick G. Aguilar
Mexico City, Mexico
September 26, 2016.